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                                                                     EXHIBIT 11

                             CORE TECHNOLOGIES, INC.

                    Computation of Per Share Earnings (Loss)
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        Primary                                    1995               1994                1993
        -------                                    ----               ----                ----

Earnings (loss)

     Continuing operations                    $    51,600        $  (10,392,100)     $  (113,200)
     Discontinued operations                  $      -           $   (1,745,200)     $  (703,000)
     Disposition of discontinued
       operations                                 100,000            (3,302,800)           0
                                              -----------        ---------------     ------------
Net earnings (loss)                           $   151,600        $  (15,440,100)     $  (816,200)
                                              ===========        ===============     ============

Common and common equivalent
  shares outstanding:
     Weighted average common
       shares outstanding                      10,112,000            10,437,000       10,437,000
                                              ==================================================

Earnings (loss) per common share:

     Continuing operations                           0.01                 (1.00)           (0.01)
     Discontinued operations                  $       -          $        (0.17)     $     (0.07)
     Disposition of discontinued
       operations                                    0.01                 (0.31)             -
                                              ----------------------------------     ------------
Earnings (loss ) per common share             $      0.02        $        (1.48)     $     (0.08)
                                              ===========        ===============     ============



        Fully Diluted                              1995               1994                1993
        -------------                              ----               ----                ----

Earnings (loss)

     Continuing operations                    $    51,600        $  (10,392,100)     $   (113,200)
     Discontinued operations                  $      -           $   (1,745,200)     $   (703,000)
     Disposition of discontinued
       operations                                 100,000            (3,302,800)            0
                                              -----------        ---------------     -------------
Net earnings (loss)                           $   151,600        $  (15,440,100)     $   (816,200)
                                              ===========        ===============     =============

Common and common equivalent
  shares outstanding:
     Weighted average common
       shares outstanding                      10,112,000            10,437,000        10,437,000
     Assumed conversion of
       convertible preferred stock              1,500,000
                                              -----------        --------------      ------------
                                               11,612,000            10,437,000        10,437,000
                                              ===========        ==============      ============

Earnings (loss) per common share:



     Continuing operations                           0.00                 (1.00)            (0.01)
     Discontinued operations                  $       -          $        (0.17)     $      (0.07)
     Disposition of discontinued
       operations                                    0.01                 (0.31)              -
                                              -----------        ---------------     -------------
Earnings (loss) per common share              $      0.01        $        (1.48)     $      (0.08)
                                              ===========        ===============     =============
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